EXHIBIT 99.1

Star Group, L.P. Announces Acquisition

STAMFORD, Conn., May 30, 2019 (GLOBE NEWSWIRE) -- Star Group, L.P. (the “Partnership” or “Star”) (NYSE:SGU), a home energy distributor and services provider, today announced the recent completion of its acquisition of the assets of a Maryland based business that expands its customer base in that area.  The acquired business serves approximately 28,800 accounts with annual volume (heating oil, propane and motor fuel) of approximately 20.0 million gallons.  Additional terms were not disclosed.

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

CONTACT:
Star Group, L.P.                                                                                    Chris Witty
Investor Relations                                                                                 Darrow Associates
203/328-7310                                                                                        646/438-9385 or cwitty@darrowir.com